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                                                                    EXHIBIT 23.3
                 CONSENT OF WILLIAM BUCK, CHARTERED ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Borland International, Inc. for the registration of approximately 5,760,787 shares of its common stock and to the inclusion therein of our reports dated September 3, 1996, with respect to the consolidated financial statements of Jarrah Technologies Pty Limited for the years ended December 31, 1993 and 1994 which are included in the consolidated financial statements of Open Environment Corporation included in the Registration Statement on Form S-4.


/s/ N T Hatzistergos
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Sydney, New South Wales, Australia
October 10, 1996